CONTACT:	NewsRelease

John Byczkowski, FHLBank Cincinnati	FOR IMMEDIATE RELEASE

513-852-7085 (office) or 513-382-7615 (cell)	April 22, 2014

FHLBANK CINCINNATI ANNOUNCES FIRST QUARTER 2014 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the first quarter ended March 31, 2014. The FHLBank expects to file its first quarter 2014 Form 10-Q with the Securities and Exchange Commission on or about May 8, 2014.
Operating Results and Profitability

•	For the first quarter, net income was $57 million and return on average equity (ROE) was 4.51 percent. This compares to net income of $64 million and ROE of 5.49 percent for the same period of 2013.

•
The lower net income and ROE resulted primarily from a $4 million decrease in other non-interest income, a $3 million reversal of credit losses in the first three months of 2013 that did not occur in 2014 and a $2 million increase in other expense. These factors were partially offset by a $2 million increase in net interest income. The decline in non-interest income was due to unrealized losses on derivatives and hedging activities compared to last year's gains. The increase in net interest income was driven by Advance growth and an increase in the amount of short-term liabilities funding long-term assets. This impact was largely offset by a decline in mortgage asset spreads due to the run-off of higher yielding mortgages in excess of debt called and replaced at lower rates.

•	The FHLBank contributed $7 million in the first quarter of 2014 to the Affordable Housing Program pool of funds to be awarded to members in 2015.
Balance Sheet Highlights

•
Total assets at March 31, 2014 were $100.9 billion, which was a decrease of $2.3 billion (two percent) from year-end 2013. Mission Asset Activity – comprising major activities with members including Advances, Letters of Credit, and the Mortgage Purchase Program – was $85.7 billion at March 31, 2014, an increase of $0.4 billion (one percent) from year-end 2013.

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The balance of investments at March 31, 2014 was $28.4 billion, an increase of $6.1 billion (27 percent) from year-end 2013, most of which came from an increase in liquidity investments as amounts held in cash and due from banks on December 31, 2013 were re-invested. The investment balance at March 31, 2014 included $16.1 billion of mortgage-backed securities and $12.3 billion of short-term liquidity instruments.

•
Capital adequacy substantially exceeded all minimum regulatory requirements. On March 31, 2014, GAAP capital stood at $4.8 billion, a decrease of $488 million (nine percent) from year-end 2013, which primarily resulted from our redemption/repurchase of $500 million in excess stock. The GAAP and regulatory capital ratios were 4.78 percent and 4.90 percent, respectively, at March 31, 2014.

FHLBank Cincinnati 1Q 2014

Dividend
The FHLBank paid its stockholders a cash dividend on March 20, 2014 at a 4.00 percent annualized rate, which was 3.76 percentage points above the first quarter average 3-month LIBOR.

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The Federal Home Loan Bank of Cincinnati is a AA+ rated regional wholesale cooperative bank. The FHLBank raises private-sector capital from member-stockholders and, with 11 other FHLBanks in the FHLBank System, issues high-quality debt in the worldwide capital markets in order to provide members with competitive services (primarily Advances, a readily available, low-cost source of funds) and a competitive return on their capital investment through quarterly dividends. The FHLBank also funds community investment programs that help its members create affordable housing and promote community economic development. The FHLBank has 722 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System was chartered in 1932 by the U.S. Congress to promote housing finance. Each FHLBank is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLBank’s financial condition and results of operations. These include, but are not limited to, the effects of economic and financial conditions, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLBank’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

FHLBank Cincinnati 1Q 2014

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	March 31, 2014	December 31, 2013	Percent Change
Total assets	$100,902	$103,181	(2)%
Advances (principal)	65,385	65,093	—
Mortgage loans held for portfolio (principal)	6,521	6,643	(2)
Total investments	28,418	22,364	27
Consolidated Obligations:
Discount Notes	33,225	38,210	(13)
Bonds	61,413	58,163	6
Total Consolidated Obligations	94,638	96,373	(2)
Mandatorily redeemable capital stock	115	116	(1)
Capital stock	4,199	4,698	(11)
Total retained earnings	631	621	2
Total capital	4,822	5,310	(9)
Regulatory capital (1)	4,945	5,435	(9)

Capital-to-assets ratio (GAAP)	4.78%	5.15%
Capital-to-assets ratio (Regulatory) (1)	4.90	5.27

OPERATING RESULTS

	Three Months Ended March 31,
	2014	2013	Percent Change (2)
Total interest income	$229	$217	5%
Total interest expense	152	142	7
Net interest income	77	75	2
Reversal for credit losses	—	(3)	NM
Other non-interest income	4	8	(51)
Other expense	17	15	14
Affordable Housing Program assessments	7	7	(10)
Net income	$57	$64	(10)

Return on average equity	4.51%	5.49%
Return on average assets	0.23	0.31
Net interest margin	0.31	0.36
Annualized dividend rate	4.00	4.25
Average 3-month LIBOR	0.24	0.29

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)
Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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